REAL ESTATE LEASE

This Lease Agreement (this "Lease") is dated October 13, 2011, by and between Imperial Coach Works Inc ("Landlord"), and Imperial Automotive Group Inc. ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant sufficient space to build a limo and be paid $2,000 for each limo that uses the facility. (the "Premises") located at 1903 barnes ave, springfield, MO 65803.

TERM. The lease term will begin on October 13, 2011 and will terminate on October 14, 2013.

LEASE PAYMENTS. Tenant shall pay to Landlord lease payments of $2,000.00, payable in advance, on the completion of the limo of each month, for a total lease payment of $2,000.00. Lease payments shall be made to the Landlord at 1903 barnes ave, springfield, MO 65803, which address may be changed from time to time by the Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for construction of limo's. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

PROPERTY INSURANCE. Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of 2 years per renewal term, unless either party gives written notice of termination no later than 30 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall

be the same as those contained in this Lease.

UTILITIES AND SERVICES. Landlord shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Landlord shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $20,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days, or if the cost of repair is $20,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 30 days (or any other obligation within 30 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the

termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged $150.00 for each check that is returned to Landlord for lack of sufficient funds.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Imperial Coach Works Inc
1903 barnes ave
springfield, MO 65803

TENANT:

Imperial Automotive Group Inc.
5200 ne 33 rd ave
fort lauderdale, FL 33308

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Missouri.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:
Imperial Coach Works Inc

By: ______________________________ Date: October 13, 2011
lisa catterson,
President

TENANT:
Imperial Automotive Group Inc.

By: ______________________________ Date: October 13, 2011
gary spaniak sr,
President